Exhibit 10.3

June 27, 2006

Mr. Paul Cellucci
51 Deer Path Farms
Hudson, MA 01749

Dear Paul:

Re: Consulting Agreement with Magna Entertainment Corp. (the "Corporation")

Further to our discussions, the Corporation wishes to retain you as a consultant to assist it and its affiliates (collectively "the Corporation") to provide certain consulting services. The general terms and conditions of the consulting arrangement are as follows:

1.
Consulting Services.    You will initially provide the Corporation with consulting services with respect to the Corporation's initiatives to establish alternative gaming at its Texas and Ohio racetracks (the "Consulting Services") during the term of and in accordance with the terms and conditions of this agreement. In due course, it is anticipated by the Corporation that you may be asked to provide further consulting services with respect to the potential acquisition of the New York Racing Association.

2.
Consulting Fees.    In consideration of your performance of the Consulting Services, the Corporation will pay you a base consulting fee for rendering Consulting Services payable at the rate of US $10,000 per month. Invoices should be rendered by you monthly, in arrears.

3.
Expenses.    The Corporation will reimburse you for all reasonable business expenses actually and properly incurred in carrying out the Consulting Services to the extent specifically required by the Corporation under this agreement. You will supply supporting vouchers to verify such expenses and will itemize such expenses in each monthly invoice rendered pursuant to paragraph 2(a) of this agreement. You shall obtain prior approval from the Project Co-ordinator for any expense in excess of US $250.

4.
Support.    The Corporation will provide you with mutually identified work space and clerical assistance at its offices at Aurora, Ontario, when you are carrying out the Consulting Services to be provided by you under this agreement at such offices. Otherwise, you will be responsible for the expense of all other support services and materials.

5.
Co-ordination.    You will work in conjunction with and co-ordinate the carrying out of your Consulting Services with Vice-Chairman of the Corporation and his designees. Dennis Mills will act as Project Co-ordinator.

6.
Term.    This agreement shall commence on July 1, 2006, or on such earlier or later date as may be mutually agreed upon, and terminate on January 1, 2007. This agreement may be immediately terminated by the Corporation in the event you (i) are in material breach of the provisions of this agreement, (ii) die or (iii) become disabled to such an extent that you are unable to carry out your obligations under this agreement in any material way. This agreement may also be terminated by either party at any time by giving thirty (30) days prior written notice to the other party.

7.
Renewal.    The Corporation shall have the option to renew this agreement for a further six (6) month term by providing you with written notice of renewal on or before December 15, 2006. Upon renewal, all of the terms and conditions of this agreement, other than the fees provided for in paragraph 2, shall remain the same. The fees for such renewal period shall be mutually agreed upon on or before December 15, 2006.

8.
Independent Contractor.    You are an independent contractor and in no way shall you be considered as an employee, agent or joint venturer of the Corporation. Subject to co-ordination with the persons designated in paragraph 5, you shall determine how, where and when you carry out your Consulting Services. You shall have no right or authority to represent the Corporation or bind it in any way (including without limiting the generality of the foregoing, to enter into any contract or incur any debt, obligation or liability, or to make any representations on behalf of the Corporation) and agree that you shall not hold yourself out as having authority to act for the Corporation. Nothing in this agreement will prevent you from providing consulting services to third parties provided that the provision of such services do not unreasonably interfere with your performance of Consulting Services under this agreement or breach the provisions of paragraphs 11 and 12 in any respect.

9.
Licenses, Taxes, etc.    As an independent contractor you will obtain all necessary licenses and complete all necessary registrations for the operation of your consulting business. You shall also be responsible for payment of all applicable federal, state and local taxes on your consulting income and for all unemployment, social security, workers' compensation or income taxes or withholdings for you and your employees. The Corporation will not be responsible for any of the foregoing either for yourself or any of your employees.

10.
Compliance with Privacy Laws:    You agree to comply with the Canadian Personal Information and Protection of Electronic Documents Act ("PIPEDA") and such other Legislation and Regulations pertaining to privacy of personal information ("Privacy Laws") with respect to the receipt and use of personal information relating to the Corporation's customers. You further acknowledge that Privacy Law requirements include the need to:

a)
properly secure such information;

b)
use such information only for the purpose it was made available;

c)
co-operate with access requests; and

d)
either return or destroy such information once it is no longer needed for the Project.

11.
Competition.    During the term of this agreement and for six (6) months following its expiry or termination you will not directly or indirectly be employed by, perform services for, act as an officer or director of or assist in any manner whatsoever, any businesses competitive with or affiliated with a business competitive with the Corporation without the Corporation's prior written consent.

12.
Confidentiality.    You will treat as confidential and will not disclose, directly or indirectly, any secret or confidential financial or other information belonging or relating to the Corporation, their customers and suppliers at any time during or after the expiration or termination of this agreement. You shall execute a separate Confidentiality Agreement if requested by the Corporation.

13.
Indemnity.    You will indemnify the Corporation for any costs, expenses or damages arising from your failure to comply in all material respects with the provisions of paragraphs 9, 10, 11 and 12 of this agreement.

If the terms of the consulting agreement set out in this letter are acceptable to you, please sign and date both copies of this letter and return one copy to me.

Yours very truly,

Don Amos
Executive Vice-President and
Chief Operating Officer

The undersigned agrees to the terms and conditions contained in this letter.

Date: , 2006	Paul Cellucci